Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2019 Results

Mitchel Field, NY, September 14, 2018 – Frequency Electronics, Inc. (NASDAQ-FEIM) reported revenues for the first quarter of fiscal 2019, which ended July 31, 2018, of $11.0 million compared to $12.0 million in the first quarter of fiscal 2018. The Company recorded operating income of $85,000 for the first quarter of fiscal 2019, compared to an operating profit of $180,000 in the first quarter of fiscal 2018. Net income for the first quarter of fiscal 2019 was $31,000 or less than $0.01 per diluted share compared to net income $614,000 or $0.07 per diluted share for the first quarter of fiscal 2018. Net income in the first quarter of fiscal 2018 included the impact of an approximately $1.0 million gain on sale of securities.

Martin Bloch Executive Chairman of the Board commented: “FEI’s revenues, profitability and backlog are on the rise. We are very pleased with the sequentially improving operating results we have experienced during the first quarter of this fiscal year and to date. These results reaffirm our expectation of rising revenues and profitability this full fiscal year and beyond. Our confidence is supported by a backlog which has more than doubled to approximately $37 million at the end of July 2018. Bookings have exceeded plan so far this year. They include commercial as well as government awards and important non-space as well as space related programs. In addition, proposal activity is up substantially over last year for non-space DOD applications, the largest business area for FEI’s future. All in all, Frequency Electronics is in excellent financial condition, and the outlook is very encouraging for near and long term growth.”

Selected Fiscal 2019 Financial Metrics and Other Items

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For the first quarter of fiscal 2019 satellite related revenues, both for Government/DOD and commercial end use were approximately $5.5 million compared to $5.2 million for the same period of fiscal 2018. Commercial and U.S. Government satellite payload programs accounted for approximately 50% of consolidated revenues, compared to 43% in the first quarter of fiscal 2018.

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First quarter sales for non-space related U.S. Government/DOD, end use were $4.8 million compared to $4.5 million for the same period of fiscal 2018. Sales for U.S. Government/DOD non-space end use accounted for approximately 43% of consolidated revenues compared to 38% of consolidated revenues for the first quarter of fiscal 2018.

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Sales for other commercial and industrial applications were approximately $0.7 million for fiscal 2019 compared to $2.3 million for the same period of fiscal 2018. Commercial and industrial applications accounted for approximately 6% of consolidated revenues, compared to 19% in the same quarter of the prior year.

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Gross margin rate for the first quarter of fiscal 2019 increased to 38.8% as compared to 37.6% during the first quarter of last year. The increase in gross margin rate was due to favorable product mix and effective cost management.

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Research and development expense were to $1.6 million in the first quarter of fiscal 2019 comparable to $1.6 million for the same period of fiscal 2018. For the balance of the fiscal year research and development activity will include a significantly higher level of customer funded R&D.

-	Backlog at the end of the first quarter of fiscal 2019 rose to $37 million.

Investor Conference Call

As announced on September 11, 2018, the Company will hold a conference call to discuss these results on Thursday, September 13, 2018, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company’s website through December 12, 2018. The archived call may also be retrieved at 1-877-481-4010 (domestic) or 1-919-882-2331 (international) using Conference ID #: 13683181 for one week following the call.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and EW markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for the Electronic Warfare (“EW”) markets and added resources for state-of-the-art RF microwave products, FEI-Asia provides cost effective manufacturing capabilities. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President, Chief Executive Officer: Steven Bernstein, Chief Financial Officer; Martin Bloch, Executive Chairman of the Board:

Telephone:     (516) 794-4500                        WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands except per share data)

	Quarter Ended July 31,
	2018	2017
	(unaudited)
Revenues	$11,011	$12,023
Cost of Revenues	6,737	7,502
Gross Margin	4,274	4,521
Selling and Administrative	2,540	2,712
Research and Development	1,649	1,629
Operating Income	85	180
Interest and Other, Net	(47)	1,135
Income before Income Taxes	38	1,315
Income Tax Provision	7	485
Net Income from continuing operations	31	830
(Loss) from discontinued operations, net of tax	-	(216)
Net Income	$31	$614

Net Income per Share:
Basic earnings from continued operations	$0.00	$0.09
Basic loss from discontinued operations	$-	$(0.02)
Basic earnings per share	$0.00	$0.07
Diluted earnings from continued operations	$0.00	$0.09
Diluted loss from discontinued operations	$-	$(0.02)
Diluted earnings per share	$0.00	$0.07
Average Shares Outstanding
Basic	8,876	8,826
Diluted	8,990	8,967

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	July 31,	April 30,
	2018	2018
	(unaudited)	(audited)
ASSETS
Cash & Marketable Securities	$9,799	$14,018
Accounts Receivable	6,487	4,268
Costs and Estimated Earnings
in Excess of Billings, net	6,732	5,094
Inventories	26,341	26,186
Other Current Assets	2,700	2,509
Property, Plant & Equipment	14,041	14,127
Other Assets	17,433	17,382
	$83,533	$83,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$4,438	$5,257
Other Long-term Obligations	15,126	15,065
Stockholders’ Equity	63,969	63,262
	$83,533	$83,584